Exhibit 99

FOR IMMEDIATE RELEASE	Media contact:
January 9, 2006	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Verizon Chairman and CEO Says Network Investment Will

Continue to Create Sustainable Value for Shareholders

Company Sees Telco Capital Spending to Peak in 2006, Fiber-Optic Network to

Pass 3 Million Premises a Year, $1 Billion in Greater MCI Synergies

NEW YORK — Verizon Chairman and CEO Ivan Seidenberg today told investors he sees sustainable shareholder value creation in 2006 and beyond, based on network investments that have produced product innovations, operational efficiencies and other competitive advantages for the company in the wireless, broadband and business markets.

In a presentation at a Citigroup conference in Phoenix, Seidenberg provided updates on several topics of investor interest.

Verizon News Release, page 2

Sustainable Leadership in Wireless

Regarding wireless, Seidenberg said that Verizon has built the premier franchise and set the standards for the industry. Throughout 2005, he noted, Verizon Wireless sustained its leadership and even widened the gap in key financial, operational and customer satisfaction metrics — a trend Verizon expects to continue in 2006.

Seidenberg said he sees further wireless growth opportunities, particularly in the business market following the MCI merger, based on utilization of the company’s 3G EV-DO high-speed network — the most robust, award-winning wireless broadband network in the nation, available to 150 million people in 180 major metropolitan areas. He called Verizon Wireless a leader in wireless data, and he said innovation in this area would accelerate in 2006 as a result of Verizon’s superior network.

Seidenberg cited last week’s launch of V CAST Music from Verizon Wireless as an example of the innovation and new products that continue to drive wireless growth and sustain industry leadership.

Strong Demand for FiOS, With Building Momentum

Seidenberg said he is encouraged by the market acceptance of FiOS TV, the video offering supported by Verizon’s advanced fiber-to-the-premises network. In Verizon’s first market — Keller, Texas — the company now has a market penetration of about 20 percent for FiOS TV since the service was launched in late September 2005. He added that Verizon continues to see strong demand and building momentum for all data services, including FiOS broadband and DSL services.

Verizon News Release, page 3

Seidenberg said that, besides being a catalyst for new products, Verizon’s fiber network is driving operational and productivity improvements that will enable the company’s wireline business to sustain margins.

Regarding deployment of FiOS, Seidenberg said that costs to pass a home or business continued to decline in 2005. He noted that he expects 2006 to be the peak year for total wireline capital spending, as the company’s capital expenditure mix continues to shift from legacy technologies to fiber and IP (Internet Protocol).

To date, Verizon has passed 3 million homes or businesses in 16 states with its fiber deployment. The company previously announced that it would pass an additional 3 million in 2006, and the total of 6 million premises passed equates to approximately 20 percent of the homes and businesses in Verizon’s landline service territory. Seidenberg said he anticipates deployment rates at 2006 levels in the future. Verizon’s goal, previously announced, is to pass approximately 60 percent of the homes and businesses in its landline service territory with fiber.

MCI Synergies Ahead of Original Target

Regarding the company’s recently completed merger with MCI, Inc., Seidenberg said that as a result of aggressive transition plans the company now anticipates higher synergy levels than when the transaction was announced last year.

Verizon now estimates that the transaction will yield a net present value of $8.0 billion in incremental revenues and operational savings, including investments in network and systems to achieve these savings — an increase of $1.0 billion from the $7.0 billion announced in February 2005.

Verizon News Release, page 4

The costs to achieve these synergies are now estimated to be approximately $1.0 billion in expense and from $1.6 billion to $1.9 billion in capital through the end of 2008. Previous estimates were expenses of approximately $1.0 billion to $1.5 billion and capital of $2.0 billion.

Annual synergies — in terms of earnings before interest, taxes, depreciation and amortization — are estimated at $550 million in 2006, $825 million in 2007 and $1.1 billion in 2008.

Verizon Communications Inc. (NYSE:VZ), a Dow 30 company, is a leader in delivering broadband and other communication innovations to wireline and wireless customers. Verizon operates America’s most reliable wireless network, serving 49.3 million customers nationwide; one of the most expansive wholly-owned global IP networks; and one of the nation’s premier wireline networks, serving home, business and wholesale customers. Based in New York, Verizon has a diverse workforce of approximately 250,000 and generates annual consolidated operating revenues of approximately $90 billion. For more information, visit www.verizon.com.

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NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and the extent and timing of our ability to obtain revenue enhancements and cost savings following our business combination with MCI, Inc.